Exhibit 10.34

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10017	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036

December 10, 2014
Project Ram
$775 Million Senior Secured Credit Facilities
Commitment Letter
The Advisory Board Company
2445 M Street, NW
Washington, D.C. 20037
Attention:    Michael T. Kirshbaum, Chief Financial Officer
and Treasurer
Ladies and Gentlemen:
The Advisory Board Company (the “Borrower” or “you”) has advised J.P. Morgan Securities LLC (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “Merrill Lynch”) and Bank of America, N.A. (“Bank of America”) (JPMorgan Chase Bank and Bank of America, each, a “Bank” and, together, the “Banks”) that you intend to acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding equity interests of a company previously identified to us as “Ram” (the “Target”) pursuant to a stock purchase agreement (the “Purchase Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).
1.Commitments. In connection with the foregoing, (a) JPMorgan Chase Bank is pleased to advise you of its several, but not joint, commitment to provide 57.14% of the principal amount of the Credit Facilities and (b) Bank of America is pleased to advise you of its several, but not joint, commitment to provide 42.86% of the principal amount of the Credit Facilities, in each case upon the terms and subject to the conditions set forth in this Commitment Letter.
You shall have the right, at any time until 5 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Commitment Lenders” and, together with the Banks, each, an “Initial Commitment Lender” and, collectively, the “Initial Commitment Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to

30% of the commitments under the Credit Facilities (allocated ratably between the Credit Facilities); provided that no Additional Commitment Lender shall receive economics that are greater than the economics allocated to a Bank hereunder; provided, further, that the Additional Commitment Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Banks. The Banks’ commitments shall be reduced pro rata by the aggregate amount of commitments held by the Additional Commitment Lenders upon the execution by such Additional Commitment Lenders of such documentation.
2.Titles and Roles. It is agreed that (a) each of JPMorgan and Merrill Lynch will act as a joint bookrunner and a joint lead arranger for the Credit Facilities and (b) JPMorgan Chase Bank will act as sole administrative agent and collateral agent for the Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Subject to the limitations set forth in the immediately preceding paragraph, you may appoint any Additional Commitment Lender or its affiliate as an additional co-agent and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with JPMorgan and Merrill Lynch, each, an “Arranger” and, collectively, the “Arrangers” and, together with the Initial Commitment Lenders and their respective affiliates, the “Commitment Parties,” “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that JPMorgan will have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and the role and responsibilities customarily associated with such placement and Merrill Lynch will appear immediately “on the right” of JPMorgan in any and all marketing materials or other documentation used in connection with the Credit Facilities. You and we further agree that no other titles will be awarded (other than those expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Credit Facilities unless you and we shall agree.
3.Syndication. We intend to syndicate the Credit Facilities to a group of lenders (together with the Initial Commitment Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed) and to the provisions set forth below; provided that notwithstanding the right of the Initial Commitment Lenders to syndicate each of the Credit Facilities and receive commitments with respect thereto, it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of the Initial Commitment Lenders’ commitments hereunder prior to the initial funding under the Credit Facilities shall not be a condition to the Initial Commitment Lenders’ commitments nor reduce the Initial Commitment Lenders’ commitments hereunder with respect to any of the Credit Facilities (provided, further, that, notwithstanding the foregoing, (i) any reduction of the Initial Commitment Lenders’ commitments hereunder as a result of an assignment to any Additional Commitment Lender pursuant to Section 1 and (ii) assignments of any Initial Commitment Lender’s commitments which are effective simultaneously with the funding of such commitments by the assignee thereof, shall be permitted) (the date of such initial funding under the Credit Facilities, the “Closing Date”) and, unless you otherwise agree in writing, (a) except in connection with assignments to any Additional Commitment Lender pursuant to Section 1, no Initial Commitment Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Transactions) until after the Closing Date has occurred and (b) each Initial Commitment Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.
Each Commitment Party agrees not to syndicate any of the commitments with respect to the Credit Facilities to any of the following (collectively, “Disqualified Lenders”): (a) certain financial institutions and other entities (and affiliates of any such financial institution or other entity to the extent such affiliates are clearly identifiable on the basis of such affiliates’ names) that have been specified by you in writing to JPMorgan and Merrill Lynch on or prior to the date hereof; (b) direct competitors of you or your subsidiaries or the Target or its subsidiaries specified by you to JPMorgan and Merrill Lynch in writing on or prior to the date hereof or subsequently updated in writing to the Administrative Agent after the Syndication Date (each such entity, a “Competitor”); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be; or (c) affiliates of Competitors to the extent such affiliates are clearly identifiable on the basis of such affiliates’ names; provided that a Competitor or an affiliate of a Competitor shall not include any bona fide debt fund or investment vehicle (other than a person excluded pursuant to clause (a) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such Competitor or affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information that is publicly available), in either case relating to the Target (or, after the Closing Date, the Borrower) or any entity that forms a part of the Target’s business (or, after the Closing Date, the Borrower’s business), including subsidiaries of the Target or, after the Closing Date, the Borrower.
You agree actively to assist us in completing a timely syndication of the Credit Facilities (it being understood that the syndication of the Credit Facilities will occur after the Closing Date unless otherwise agreed by the Arrangers and the Company) that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) ninety (90) days after the Closing Date (such earlier date, the “Syndication Date”), (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate and provided for in the Purchase Agreement, those of the Target; (ii) your ensuring direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure contact between senior management, representatives and advisors of the Target (to the extent provided for in the Purchase Agreement), on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon; (iii) your assisting and your using commercially reasonable efforts to cause the Target (to the extent provided for in the Purchase Agreement) to assist in the preparation of a customary Confidential Information Memorandum for the Credit Facilities and other customary marketing materials to be used in connection with the syndication (collectively the “Marketing Materials”); (iv) your affording the Arrangers a period of at least ninety (90) days following the Closing Date to syndicate the Credit Facilities; (v) prior to the Closing Date, your using commercially reasonable efforts (which commercially reasonable efforts shall not require you to change the proposed terms of the Credit Facilities) to procure a corporate credit rating and a corporate family rating in respect of the Borrower from Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Credit Facilities from each of S&P and Moody’s; (vi) the hosting, with the Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed upon; and (vii) from the date hereof through the Syndication Date, your ensuring that, except in connection with any Excluded Financings (as defined below), there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, the Target or any of their respective subsidiaries being offered, placed or arranged (other than replacements, extensions and renewals of existing indebtedness that matures prior to the Closing Date) if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of JPMorgan and Merrill Lynch, a detrimental effect upon the syndication of the Credit Facilities. For purposes of this Commitment Letter, the term “Excluded Financings” means any issuance, offering, placement or arrangement of debt securities or commercial bank or other credit facilities relating to (A) indebtedness to be agreed upon to remain outstanding after the Closing Date, (B) indebtedness incurred by the Target (or any of its subsidiaries) prior to the Closing Date to the extent permitted by the Purchase Agreement, (C) indebtedness incurred by you or any of your subsidiaries pursuant to capital leases and vendor financings, borrowings under the Existing Credit Agreement, and other ordinary course incurrences of indebtedness by you or your subsidiaries (other than pursuant to incremental facilities) permitted by the Existing Credit Agreement, (D) intercompany indebtedness and (E) from and after the Closing Date, borrowings under the Credit Facilities, indebtedness incurred by you or any of your subsidiaries pursuant to capital leases and vendor financings, and other ordinary course incurrences of indebtedness by you or your subsidiaries (other than pursuant to incremental facilities) permitted by the Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is agreed that none of (a) the commencement nor completion of the syndication of the Credit Facilities, (b) the receipt of any ratings from S&P and/or Moody’s or (c) any of the other agreements, obligations or provisions of this paragraph shall constitute a condition to the availability of the Credit Facilities on the Closing Date.
In consultation with you, the Arrangers will manage all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and furnish (and, to the extent provided for in the Purchase Agreement, to use commercially reasonable efforts to cause the Target to provide) to the Arrangers all customary information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including all projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) and other financial information, as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Arrangers that such information is being withheld and, with respect to obligations of confidentiality that are contractual in nature, you shall use your commercially reasonable efforts to communicate the information subject to such obligations of confidentiality in a way that would not violate the applicable obligations; provided, further, that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Facilities Documentation. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as part of the Marketing Materials prior to the Closing Date shall be the financial statements required to be delivered pursuant to Exhibit C hereto.
You acknowledge that (a) the Arrangers on your behalf will make available “Information Materials” (which for purposes of this Commitment Letter shall mean the Information (as defined below), together with the Projections, other customary offering and marketing material and any Confidential Information Memorandum, collectively, with the Term Sheet) to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, or in the case of the Target and its subsidiaries, information that would not be required to be disclosed in public filings if the Target was an SEC reporting company, “MNPI”) with respect to you, the Target, and your and its respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. You will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and containing a customary “10b-5” representation and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials, confirming the absence of MNPI therefrom and containing a customary “10b-5” representation. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking such Public Information Materials as “PUBLIC.”
You agree that the Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Arrangers in writing (including by e-mail) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; (b) notifications of changes to the previously disclosed terms of the Credit Facilities; and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Credit Facilities. If you advise us that any of the foregoing items should be distributed only to prospective Private Lenders, then the Arrangers will not distribute such materials to prospective Public Lenders without your consent. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.Information. You hereby represent and warrant that (with respect to the Target and its subsidiaries, to the best of your knowledge), (a) all written information and written data, other than the Projections and information of a general economic or industry-specific nature, that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby (the “Information”), are or will be, when furnished, taken as a whole, complete and correct in all material respects and do not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole not materially misleading in the light of the circumstances under which such statements are made and (b) the Projections and information of a general economic or industry-specific nature that have been or will be furnished to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time prepared and at the time the related Projections are made available to the Commitment Parties; it being understood that (i) the Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and no assurance can be given that any projected results will be realized. You agree that if, at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries you will, subject to any applicable limitations on your rights as set forth in the Purchase Agreement, use commercially reasonable efforts to promptly supplement) the Information and the Projections so that such representations will be true and correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections and information of a general economic or industry-specific nature without responsibility for the independent verification thereof. Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Facilities Documentation (as defined in Exhibit B hereto) or any other letter agreement or other undertaking concerning the financing of the Transactions, none of the making of any representation under this numbered paragraph 4 or any supplement thereto or the accuracy of any such representation shall constitute a condition to the availability and initial funding of the Credit Facilities on the Closing Date; provided that the foregoing shall not limit any condition referred to in numbered paragraph 6 of this Commitment Letter.
5.Fees. As consideration for the commitments of the Commitment Parties hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in, and in accordance with the respective terms of, the Term Sheet and the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.
6.Conditions. The commitments of the Initial Commitment Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and (b) the conditions set forth in the Summary of Additional Conditions in Exhibit C hereto, and upon satisfaction (or waiver by the Initial Commitment Lenders) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the other terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability and initial funding of the Credit Facilities on the Closing Date, as set forth in Exhibit C hereto, shall be (i) such of the representations made by, or with respect to, the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you (and/or your affiliates party to the Purchase Agreement) have the right (taking into account any applicable cure provisions) to terminate your (and/or their) obligations under the Purchase Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and the conditions set forth in the Summary of Additional Conditions in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral (as defined in Exhibit B hereto) is not or cannot be provided or perfected on the Closing Date (other than the perfection of the security interests (A) in the certificated equity securities of any U.S. domestic subsidiaries of the Borrower (to the extent required by the Term Sheet) and (B) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent (as defined in Exhibit B hereto) and the Borrower acting reasonably but (including in the absence of such mutual agreement) no later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may determine in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (as defined in Exhibit B hereto) to be set forth in the Facilities Documentation relating to organizational existence of the Borrower and its subsidiaries; power and authority, due authorization, execution, delivery and enforceability, in each case, related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to Exhibit C hereto); Federal Reserve margin regulations; the PATRIOT Act (as defined below); the use of proceeds of the Credit Facilities not violating the Foreign Corrupt Practices Act (the “FCPA”), regulations promulgated by the Office of Foreign Assets Control (“OFAC”) or anti-money laundering laws; neither the Borrower nor any Guarantor being a “sanctioned person” under OFAC or equivalent statutes in relevant jurisdictions; the Investment Company Act of 1940; the incurrence of the loans and the provision of the guarantees, in each case under the Credit Facilities, and the granting of the security interests in the Collateral to secure the Credit Facilities not conflicting with the organizational documents of the Borrower or any Guarantor; and, subject to the proviso in clause (b) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.Indemnification; Expenses. You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective officers, directors, employees, affiliates and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the Transactions or any related transaction or any claim, litigation, investigation or proceeding (any such claim, litigation, investigation or proceeding, a “proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, whether or not such proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to reimburse each indemnified person within thirty (30) days after written demand (which demand shall include reasonably detailed documentation supporting such request) for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all indemnified persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all indemnified persons, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction), or other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not apply, as to any indemnified person, to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such indemnified person’s “related persons”), (B) arising out of a material breach by such indemnified person (or any of such indemnified person’s related persons) of its obligations under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (C) arising out of any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of you or any of your subsidiaries and that is brought by an indemnified person against any other indemnified person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Commitment Party in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Credit Facilities) or (ii) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in this clause (a), and (b) to reimburse the Commitment Parties from time to time, within thirty (30) days after receipt of a reasonably detailed invoice (or on the Closing Date to the extent invoiced at least three (3) business days prior to the Closing Date), for all reasonable documented out-of-pocket expenses (including, but not limited to, expenses of their due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheet and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction, in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents or security arrangements in connection therewith. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.
You shall not be liable for any settlement of any proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, or if there is a final judgment, by a court of competent jurisdiction, for the plaintiff against an indemnified person in any such proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld or conditioned or delayed), effect any settlement of any pending or threatened proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such proceeding and (b) such settlement does not include any statement as to any admission of fault.
No indemnified person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent such damages are found in final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of its related persons.
No indemnified person or (except solely as a result of your indemnification obligations set forth above to the extent an indemnified person is found so liable) you, or any of the affiliates or officers, directors, employees, advisors and agents of such indemnified person or you, shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby.
8.Sharing of Information; Affiliate Activities. You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other persons, and no Commitment Party will furnish any such information to other persons. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other persons.
You further acknowledge that each Commitment Party may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in equity, debt and other securities or financial instruments (including bank loans and other obligations) of the Borrower, the Target and their respective subsidiaries and other persons with which the Borrower, the Target or their respective subsidiaries may have commercial or other relationships. You acknowledge that JPMorgan Chase Bank, an affiliate of JPMorgan, currently is acting as administrative agent, and JP Morgan Chase Bank and Bank of America, an affiliate of Merrill Lynch, currently are acting as lenders under that certain Credit Agreement, dated as of July 30, 2012 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), and the Borrower’s and its affiliates’ rights and obligations under any other agreement with JPMorgan, Merrill Lynch or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by JPMorgan’s or Merrill Lynch’s performance or lack of performance of services hereunder. The Borrower further acknowledges that JPMorgan, Merrill Lynch or any of their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower or other companies that may be involved in a competing transaction. The Borrower hereby agrees that

JPMorgan and Merrill Lynch may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Borrower hereby waives any conflict of interest claims relating to the relationship between JPMorgan, Merrill Lynch and the Borrower and its affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by JPMorgan, Merrill Lynch or any of their respective affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.
Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other persons that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to, and subject to the confidentiality obligations of, such Commitment Party hereunder.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that:  (a) (i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Arranger, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Arrangers has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Arrangers has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each of the Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and any Arranger will have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

9.Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter (including the Term Sheet) nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, financial or other advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to making any such disclosure); provided that (i) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the contents thereof, subject to the foregoing) in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials), in a report, registration statement, proxy statement or other document filed by you with the Securities and Exchange Commission (including as an exhibit filed pursuant thereto, subject to the foregoing) or in any offering document used by you in an unregistered offering of your securities if, in your judgment, such disclosure is required by the federal securities laws or the rules and regulations of the Securities and Exchange Commission thereunder, or in connection with any other public or regulatory filing requirement relating to the Credit Facilities and the Transactions, (ii) you may disclose on a confidential basis the Transaction Description, the Term Sheet and Exhibit C hereto, and the contents thereof, to potential Lenders and to credit rating agencies in connection with your seeking to obtain ratings for the Borrower and the Credit Facilities, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation in your judgment) and (iv) you may disclose this Commitment Letter and its contents and, if the fee amounts payable pursuant to the Fee Letter, the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, financial or other advisors, controlling persons and equity holders, on a confidential and need-to-know basis.
Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to making any such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to making any such disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target or any of your or its respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target, or any of your or its respective subsidiaries or affiliates or any related parties thereto, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to prospective Additional Commitment Lenders, Lenders, hedge providers, participants or assignees or (h) for purposes of establishing a “due diligence” defense; provided that for purposes of clause (g) above, the disclosure of any such information to any Additional Commitment Lenders, Lenders, hedge providers, participants or assignees or prospective Additional Commitment Lenders, Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by each such Additional Commitment Lender, Lender, hedge provider, participant or assignee or prospective Additional Commitment Lender, Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Credit Facilities are funded, the obligations of the Commitment Parties and their respective affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.Miscellaneous. This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the indemnified persons to the extent expressly provided for herein). Notwithstanding the foregoing sentence, (a) each Bank may assign a portion of its commitment hereunder to any Additional Commitment Lender in accordance with, and as contemplated by, this Commitment Letter, and (b) the Commitment Parties may syndicate the Credit Facilities and receive commitments with respect thereto in accordance with, and as contemplated by, this Commitment Letter.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us and you with respect to the Credit Facilities.
This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to any principle of conflicts of law that could require the application of any other law; provided that for purposes of determining (a) whether a Company Material Adverse Effect (as defined in Exhibit C hereto) shall have occurred, (b) the accuracy of any representation made by, or with respect to, the Target in the Purchase Agreement and whether as a result of any inaccuracy thereof you (and/or your affiliates party to the Purchase Agreement) have the right to terminate your (and/or their) obligations thereunder or decline to consummate the Acquisition and (c) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, the Commitment Letter shall in each case be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions set forth or referred to in numbered paragraph 6 hereof.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, Borough of Manhattan, in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b)

waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of the Commitment Parties and the other Lenders. You hereby agree that the Arranger shall be permitted to share any and all such information with the Lenders.
The compensation, reimbursement, syndication, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, notwithstanding the foregoing, your obligations under this Commitment Letter (other than (a) provisions relating to titles awarded in connection with the Credit Facilities and assistance to be provided by you in connection with the syndication thereof and (b) the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Bank on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 10, 2014. The Initial Commitment Lenders’ commitments and the obligations of the Commitment Parties hereunder will automatically expire at such time in the event that Bank has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (a) after execution of the Purchase Agreement, the termination of the Purchase Agreement (other than with respect to ongoing indemnities, confidentiality obligations and similar provisions) without the consummation of the Acquisition having occurred, (b) the consummation of the Acquisition with or without the initial funding of the Credit Facilities and (c) 11:59 p.m., New York City time, on the date that is two business days after March 2, 2015 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Initial Commitment Lenders hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ Jeffrey Bracchitta
Name: Jeffrey Bracchitta
Title: Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ James A. Knight
Name: James A. Knight
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Matt Lynn
Name: Matt Lynn
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Monica Sevila
Name: Monica Sevila
Title: Senior Vice President

Accepted and agreed to as of
the date first above written:

THE ADVISORY BOARD COMPANY

By:	/s/ Michael Kirshbaum
Name: Michael Kirshbaum
Title: Chief Financial Officer

EXHIBIT A

Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
The Borrower intends to consummate the Acquisition pursuant to the Purchase Agreement.
In connection with the foregoing, it is intended that:
(a)    Pursuant to the Purchase Agreement, the Borrower will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.
(b)    The Borrower will obtain $775.0 million in senior secured credit facilities (the “Credit Facilities”) described in Exhibit B to the Commitment Letter consisting of (i) a $725.0 million term loan facility and (ii) a $50.0 million revolving credit facility.
(c)    The Borrower will issue $100 million of its common stock directly to the sellers as a portion of the purchase price in connection with the Acquisition.
(d)    All existing third-party indebtedness for borrowed money of each of the Borrower, the Target and their respective subsidiaries (which may exclude certain indebtedness that the Arrangers reasonably agree may remain outstanding after the Closing Date) will be refinanced, repaid, redeemed, defeased or otherwise discharged and the Existing Credit Agreement will be terminated.
(e)    The proceeds of the Credit Facilities (to the extent borrowed on the Closing Date) will be applied to pay (i) a portion of the purchase price in connection with the Acquisition and (ii) the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).
The transactions described above (including the payment of the Transaction Costs) are collectively referred to herein as the “Transactions.”

Exh. A-1

EXHIBIT B
CREDIT FACILITIES
Summary of Terms and Conditions
1.    PARTIES

Borrower:	The Borrower, a Delaware corporation.

Guarantors:
Each of the Borrower’s direct and indirect, existing and future, material majority-owned domestic subsidiaries, including the Target and the Target’s material majority-owned domestic subsidiaries (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”), other than a domestic subsidiary (a) that has no material assets other than the equity interests in foreign subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Internal Revenue Code (a “CFC Holdco”) or (b) that is owned by a foreign subsidiary that is controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code (a “CFC”); provided that the Guarantors shall not include any domestic subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from guaranteeing any indebtedness.

Arrangers:
JPMorgan and Merrill Lynch will act as lead arrangers for the Credit Facilities (together with any additional lead arrangers appointed by the Borrower, each in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”), and will perform the duties customarily associated with such roles. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Administrative Agent:	JPMorgan Chase Bank (in such capacity, the “Administrative Agent”).

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Banks, arranged by the Arrangers (collectively, the “Lenders”).

Exh. B-1

2.    TYPES AND AMOUNTS OF SENIOR FACILITIES
A.    Term Facility

Type and Amount:
A seven-year term loan facility, subject to increase at the Borrower’s election to the extent required to account for any original issue discount or upfront fees required pursuant to the “market flex” provisions in the Fee Letter (the “Term Facility”), in the amount of $725.0 million (the loans thereunder, the “Term Loans”). The Term Loans shall be repayable in equal quarterly installments of 1.00% per year, commencing on the last business day of the first full fiscal quarter ending after the Closing Date, with the balance payable on the date that is seven years after the Closing Date (the “Term Facility Termination Date”).

Maturity:	The Term Facility Termination Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date (as defined below).

Purpose:	The proceeds of the Term Loans shall be used to finance a portion of the Transactions.
B.    Revolving Facility

Type and Amount:
A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $50.0 million (the loans thereunder, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Availability:
The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”). The Revolving Facility shall be available in minimum principal amounts and upon notice to be agreed upon but consistent with this Term Sheet; provided that the amount of Revolving Loans that may be borrowed on the Closing Date shall be limited to an amount sufficient (a) to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility) and (b) to fund any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date and additional amounts not to exceed an aggregate amount to be agreed upon. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

Maturity:	The Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be determined shall be available for the issuance of letters of

Exh. B-2

credit (the “Letters of Credit”) by JPMorgan Chase Bank and Bank of America, N.A. (each in such capacity, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that (i) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above), and (ii) if acceptable to the Issuing Lender, Letters of Credit may have expiration dates following the Revolving Termination Date so long as on such Revolving Termination Date any such Letter of Credit is cash collateralized in a manner reasonably satisfactory to the Issuing Lender or such other arrangements as may be acceptable to the Issuing Lender have been put in place.
Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day; provided that the Facilities Documentation will provide for conversions of Letter of Credit reimbursement obligations into Revolving Loans upon satisfaction of the “Conditions to All Borrowings” section below. To the extent that the Borrower does not so reimburse the Issuing Lender and the reimbursement obligations are not converted into Revolving Loans, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Purpose:
The proceeds of the Revolving Loans shall be used from time to time on or after the Closing Date to finance the working capital needs of the Borrower and its subsidiaries and for general corporate purposes (including, without limitation, for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the Facilities Documentation); provided that the amount of Revolving Loans permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability” section above.

C. Incremental Facilities:
The Facilities Documentation will permit the Borrower to add one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount not to exceed (x) $100.0 million (provided the First Lien Leverage Ratio (to be defined in the Facilities Documentation in a customary manner to be agreed upon) on a pro forma basis on the date of incurrence of any such

Exh. B-3

Incremental Facility (including any amount thereof proposed to be incurred pursuant to clause (y) below) and after giving effect thereto is no greater than 5.00 to 1.0) plus (y) the amount of any voluntary prepayment of the Term Facility or payment of Revolving Loans accompanied by permanent reductions of the Revolving Commitments not funded with the incurrence of other long-term indebtedness plus (z) any additional amounts so long as such First Lien Leverage Ratio on a pro forma basis on the date of incurrence of any such Incremental Facility and after giving effect thereto is no greater than 4.00 to 1.0; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default under the Credit Facilities exists or would exist after giving effect thereto, (iii) the representations and warranties in the Facilities Documentation shall be true and correct in all material respects, (iv) on a pro forma basis on the date of incurrence thereof and after giving effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder), the Financial Covenant would be satisfied, (v) the maturity date of any Incremental Term Facility shall be no earlier than the maturity date for the Term Facility, (vi) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (vii) the yield for any Incremental Term Facility (each an “Incremental Term Loan”) shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that, in the event that the “effective yield” for such Incremental Term Facility determined as of the initial funding date for such Incremental Term Facility is greater than the “effective yield” for the then‑existing Term Facility (including any Incremental Term Loans outstanding prior to the incurrence of such additional Incremental Term Loans) by more than 50 basis points, then the “effective yield” for the Term Facility shall be increased to the extent necessary so that the “effective yield” for such Incremental Term Facility is not more than 50 basis points higher than the “effective yield” for the Term Facility, and the “effective yield” for the Revolving Facility shall be increased by a like amount; provided, further, that in determining the “effective yield” applicable to the Term Facility and the “effective yield” for such Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term Facility or such Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of such Incremental Term Facility shall be

Exh. B-4

excluded, and (z) if the LIBOR or Base Rate floor for such Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term Facility, the difference between such floor for such Incremental Term Facility and the existing Term Facility shall be equated to an increase in the “effective yield” for purposes of this clause (vii), (viii) each Incremental Facility will be secured by a pari passu lien on the Collateral (as defined below) securing the Credit Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.
3.    CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and

Commitment Reductions:
Loans may be prepaid and commitments under the Revolving Facility may be reduced by the Borrower in minimum amounts to be agreed upon and without premium or penalty, except as set forth below. Optional prepayments of the Term Loans shall be applied as specified by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

(a)
100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date by the Borrower or any of its restricted subsidiaries, other than indebtedness permitted under the Facilities Documentation (except permitted refinancing indebtedness).

(b)
100% of the net proceeds of any non-ordinary course asset sale or other non-ordinary course disposition of property (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of a threshold to be agreed upon, except for (i) net proceeds from sales of obsolete or worn-out property and property no longer useful in such person’s business, and other customary exceptions to be agreed upon, (ii) net cash proceeds that are reinvested (or

Exh. B-5

committed to be reinvested) in the business of the Borrower or any of its subsidiaries within 12 months after such sale or disposition or, if so committed within such 12-month period, reinvested within six months thereafter, and (iii) certain other customary exceptions to be agreed upon.

(c)
Beginning for the Borrower’s fiscal year ending December 31, 2015, 50% of excess cash flow (to be defined in a customary manner and subject to a minimum threshold to be agreed upon) minus voluntary repayments of the Loans (excluding repayments of Revolving Loans not accompanied by a permanent reduction in the Revolving Commitments and including the amount of cash used for any repayments of the Loans occurring as a result of below-par purchases thereof by the Borrower or any of its subsidiaries) payable no later than 90 days following the fiscal year end for each fiscal year of the Borrower, subject to step-downs for any fiscal year to 25%, if the First Lien Leverage Ratio is less than or equal to 4.00 to 1.00 and 0%, if the First Lien Leverage Ratio is less than or equal to 3.00 to 1.00. In addition to including an adjustment for changes in working capital and deducting cash charges that were added back to Consolidated EBITDA or excluded from the calculation of Consolidated Net Income (and corresponding increases for the reverse), excess cash flow shall be reduced by the amount of cash from operations (i) used during the applicable measurement fiscal year for capital expenditures, permitted acquisitions, certain other investments (including investments in joint ventures) and certain restricted payments to be agreed upon and (ii) at the option of the Borrower, committed for the purpose described in clause (i) for use during the period of the first three months following the measurement fiscal year and before the excess cash flow prepayment date for such measurement year (without duplication).

Mandatory prepayments of the Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.
The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the Revolving Commitments.

Exh. B-6

Holders of Loans under the Term Facility may decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would be otherwise used to prepay loans under the Term Facility may be retained by the Borrower and used for any purpose not prohibited by the Facilities Documentation.
Prepayments from excess cash flow and asset sale proceeds of foreign subsidiaries will be subject to customary limitations under the Facilities Documentation, including to the extent that (i) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws and (ii) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

Call Premium:
Any (a) prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the effective yield (determined on the same basis as provided in the “Incremental Facilities” section above) payable thereon on the date of such prepayment is lower than the effective yield applicable to the Term Loans on the date of such prepayment and (b) repricing of the Term Loans pursuant to an amendment to the Facilities Documentation resulting in the effective yield applicable to the Term Loans thereon on the date of such amendment being lower than the effective yield applicable to the Term Loans on the date immediately prior to such amendment plus the Applicable Margin with respect to the Term Loans on the date immediately prior to such amendment shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made following the Closing Date and on or prior to the first anniversary of the Closing Date; provided that no such call premium shall be due and payable to an Initial Commitment Lender pursuant to clause (a) above in respect of Term Loans held since the Closing Date.

4. COLLATERAL
Subject in all respects to the Limited Conditionality Provisions and customary exceptions, including exceptions of the type set forth in the Existing Credit Agreement, the obligations of each Loan Party in respect of the Credit Facilities and any swap agreements and cash management arrangements, in either case provided by any Lender or agent (or any affiliate of a Lender or agent) shall be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, fee-owned real property and all of the capital stock of the Borrower and

Exh. B-7

each of its direct and indirect subsidiaries (limited, in the case of voting capital stock of CFCs and CFC Holdcos, to 65% of the voting capital stock (and 100% of the non-voting capital stock) of such CFCs and CFC Holdcos)), but excluding assets of foreign subsidiaries. Security interests in all of the Collateral shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and subject to customary exceptions to be agreed upon, including exceptions of the type set forth in the Existing Credit Agreement. Without limiting the foregoing, any lease, license, permit, contract, property right or agreement otherwise constituting the Collateral shall not be subject to pledges, security interests or mortgages in circumstances in which the subjection of such property to a pledge, security interest or mortgage is not permitted by law, regulation or any such lease, license, permit, contract, property right or agreement (after giving effect to the applicable provisions of the Uniform Commercial Code) and excluding proceeds and receivables thereof, as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
5.    CERTAIN CONDITIONS
Conditions to Initial

Borrowing:
The initial borrowing under the Credit Facilities on the Closing Date will be subject to the applicable conditions set forth in numbered paragraph 6 of the Commitment Letter and Exhibit C thereto. The Facilities Documentation shall not contain (a) any conditions other than the conditions expressly set forth in the “Conditions to All Borrowings” section below, numbered paragraph 6 of the Commitment Letter or Exhibit C thereto or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in numbered paragraph 6 of the Commitment Letter or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Credit Facilities. The failure of any representation or warranty (other than the Specified Purchase Agreement Representations and the Specified Representations to the extent set forth in Exhibit C to the Commitment Letter) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition to funding or a default under the Credit Facilities.

Conditions to All Borrowings

After the Closing Date:
The making of each extension of credit after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy in all material respects (or in all respects if qualified by materiality or material adverse effect) of all representations and warranties in the Facilities

Exh. B-8

Documentation (subject, on the Closing Date, to the Limited Conditionality Provisions) and (c) after the Closing Date there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (in each case, other than in connection with any Incremental Facility incurred or obtained in connection with an acquisition to the extent the acquisition is not conditioned on the availability of, or on obtaining, third-party financing, in which case and to the extent the foregoing conditions are not required by the applicable incremental assumption agreement, the representations and warranties may be limited to the customary “specified representations” and “acquisition agreement representations,” the “default stopper” may be limited to no payment or bankruptcy default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and any such other of the foregoing conditions as are not required by the applicable incremental assumption agreement may be excluded as conditions thereunder).

6.    CERTAIN DOCUMENTATION MATTERS

Facilities Documentation:
The definitive documentation with respect to the Credit Facilities (the “Facilities Documentation”) will contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants, and events of default expressly set forth in this Term Sheet and conditions expressly set forth in the “Conditions to All Borrowers” section above, numbered paragraph 6 of the Commitment Letter and Exhibit C thereto and will take into account current market conditions, and in any event will contain only customary loan document provisions and other terms and provisions in each case to be mutually reasonably agreed upon, the definitive terms of which will be negotiated in good faith.

Representations and

Warranties:
Subject to customary exceptions and other exceptions and qualifications to be agreed upon (including Material Adverse Effect (as defined below): accuracy of historical financial statements; no material adverse change; corporate existence; compliance with laws and material agreements; corporate power and authority; enforceability of the Facilities Documentation; no conflicts; no material litigation; ownership of property; intellectual property; taxes; Federal Reserve margin regulations; labor matters; ERISA; Investment Company Act of 1940; subsidiaries; insurance; no default; liens; accuracy of disclosure; use of proceeds; environmental matters; true written disclosure in all material respects as of the Closing Date; creation and perfection of security interests in the Collateral; consolidated

Exh. B-9

solvency on the Closing Date; PATRIOT Act; FCPA; OFAC; and anti-money laundering laws.
“Material Adverse Effect” means, any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on (i) the business or financial condition of Borrower and its restricted subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Facilities Documentation, or (iii) the rights and remedies of the Agents and the Lenders thereunder.

Affirmative Covenants:
Subject to customary exceptions and qualifications to be agreed upon: delivery of financial statements; delivery of the Marketing Materials within 5 business days of the Closing Date; accountants’ letters, officers’ certificates and other information reasonably requested by the Lenders; quarterly Lender calls (which shall be satisfied by inviting Lenders to calls with the Borrower’s securities holders); payment of taxes and other obligations; continuation of business and maintenance of existence and of material rights and privileges; compliance with laws (including environmental laws); ERISA; PATRIOT Act; OFAC FCPA; anti-money laundering laws; maintenance of property (other than ordinary wear and tear, casualty and condemnation) and customary insurance; maintenance of books and records; reasonable right of the Administrative Agent to inspect property and books and records (during an Event of Default and other than in respect of information subject to privilege or confidentiality obligations); use of proceeds; subsidiary guarantors; notices of defaults, material adverse litigation, ERISA events and material adverse changes; guaranty and collateral requirements and further assurances (including, without limitation, with respect to security interests in after-acquired property); Syndication assistance (consistent with the Commitment Letter); and use of commercially reasonable efforts to maintain any ratings obtained from S&P or Moody’s.

Financial Covenants:	Term Facility: None.
Revolving Facility: Maintenance of a maximum First Lien Leverage Ratio of 5.75 to 1.00, subject to (a) a step-down to a maximum First Lien Leverage Ratio of 5.25 to 1.00 on March 31, 2016 through December 31, 2016 and (b) an additional step-down to a maximum First Lien Leverage Ratio of 4.75 to 1.00 on December, 31, 2016 through the Revolving Termination Date (the “Financial Covenant”):
The Financial Covenant shall be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

Exh. B-10

Calculations will be made on a pro forma basis for acquisitions and dispositions outside the ordinary course of business (and incurrences and repayments of indebtedness in connection therewith) including the Transactions, as if they had occurred at the beginning of the applicable period.
The Financial Covenant shall be calculated (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (b) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.
The Borrower may cure any default under the Financial Covenant by prepaying and terminating the Revolving Facility.
“Consolidated EBITDA” shall be defined in a manner to be mutually agreed upon, but in any event shall include, without duplication, add-backs or deductions, as the case may be, to Consolidated Net Income (as defined below) for (a) taxes, depreciation, amortization and interest expense (including fees and expenses paid in connection with the Credit Facilities), (b) other non-cash charges, gains, income, expenses or losses, (c) fees and expenses in connection with the Transactions, (d) pro forma “run rate” cost savings, operating expense reductions, synergies and operating improvements related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) and realized within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative subject to a cap of 20% of Consolidated EBITDA in any period of four consecutive quarters, prior to giving effect to the pro forma adjustments for such period; (e) other accruals, costs, charges, fees and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to acquisitions, investments, dividends, dispositions, restructurings, or issuances of debt or equity, in each case, whether or not consummated, permitted under the

Exh. B-11

Facilities Documentation, including fees, costs and charges in connection with the Transactions and modifications to the Credit Facilities, (f) letter of credit fees, (g) non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries, (h) non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan, benefit plans or any other stock subscription or shareholder agreement and (i) other add-backs and deductions to be mutually agreed upon.
“Consolidated Net Income” in a manner to be mutually agreed upon but in any event shall exclude, without duplication, the following: (a) extraordinary, unusual or non-recurring charges, gains, income, expenses or losses, including restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses, severance costs and post-employment benefit plans, (b) gains or losses from disposed of, abandoned or discontinued operations or fixed assets, (c) after-tax gains or losses attributable to business dispositions and early extinguishment or buy-back of indebtedness, hedging agreements or other derivative instruments, (d) impairment charges or asset write-offs, (e) non-cash gains or losses resulting from fair value accounting required pursuant to GAAP, (f) any negative non-cash impact resulting from expenses due to purchase accounting, (g) gains or losses associated with the valuation of earn-out obligations or hedging obligations, (h) expenses with respect to liability or casualty events, and lost revenues or earnings, in each case to the extent of applicable insurance proceeds received or reasonably expected to be received in respect thereof within 365 days (with a subsequent deduction if not so received) and (i) the cumulative effect of a change in accounting principles to the extent included in net income for the period.

Unrestricted Subsidiaries:
The Facilities Documentation will contain provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as no default or event of default then exists or would result therefrom; provided that after giving effect to any such designation or re-designation, the Borrower and its restricted subsidiaries shall be in pro forma compliance with a customary leverage test to be agreed upon for the most recent period for which financial statements are available. Unrestricted subsidiaries shall not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenant, financial covenant or event of default provisions of the Facilities Documentation. The results of operations and indebtedness of unrestricted subsidiaries generally will not be taken into account for purposes

Exh. B-12

of calculating financial ratios contained in the Facilities Documentation.

Negative Covenants:	The following negative covenants will apply, subject to (a) customary exceptions and qualifications, (b) other exceptions and qualifications to be agreed upon and (c) the exceptions described below:

1.
Limitation on non-ordinary course dispositions of assets, with exceptions permitting, among other transactions, (a) the non-ordinary course disposition of assets in an aggregate annual amount not to exceed $50.0 million, (b) unlimited non-ordinary course dispositions of assets subject only to (i) the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), (ii) at least 75% of the proceeds consisting of cash or cash equivalents (including customary designated non-cash consideration), and (iii) net cash proceeds being reinvested or used to repay indebtedness to the extent required by the mandatory prepayment provisions thereof, (c) the disposition of stock or other equity interests of Evolent Health Holdings, Inc. or Evolent Health LLC, (d) permitted sale and leaseback transactions, (e) dispositions of non-core assets acquired in connection with a permitted acquisition or other permitted investment, provided that the fair market value of such non-core assets shall be less than 25% of the purchase price of such acquisition or the value of such investment, and (f) intercompany transfers, subject to a cap on transfers to non-Loan Parties to be agreed upon.

2.
Limitation on mergers with and acquisitions of any entity that becomes a restricted subsidiary to include only (a) the absence of an event of default under the Credit Facilities on the date the agreement for such acquisition is executed and after giving pro forma effect to such acquisition, (b) customary line of business restrictions and (c) a sublimit for non-Guarantor subsidiaries to be agreed upon.

3.
Limitations on dividends and other distributions on equity interests, stock repurchases and optional redemptions or optional prepayments of junior indebtedness (collectively, “restricted payments”), with exceptions for, among other restricted payments, (a) permitted refinancings of junior indebtedness, (b) redemption of options and other equity awards issued by the Borrower to any future, present or former directors, officers, employees and consultants (or certain affiliates

Exh. B-13

of such persons), up to an annual amount to be mutually agreed upon, (c) additional restricted payments in an aggregate amount not to exceed the applicable “Builder Basket,” which shall be a cumulative amount equal to (i) $50.0 million (the “Starter Basket”), plus (ii) the cumulative retained portion of Excess Cash Flow (i.e., Excess Cash Flow not otherwise required to be applied to prepay the Term Loans; provided that the retained portion of Excess Cash Flow for any fiscal year shall not be less than $0), plus (iii) the cash proceeds of new public or private equity issuances by the Borrower (other than of disqualified stock), plus (iv) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (v) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on designated permitted investments, plus (vi) additional assets customarily included in builder baskets in connection with such negative covenant, and (d) unlimited restricted payments if the leverage ratio, to be calculated in a customary fashion to be agreed upon (the “Leverage Ratio”), on a pro forma basis is not greater than 4.0 to 1.0 and subject to no continuing event of default under the Credit Facilities.

4.
Limitation on indebtedness, which shall, among other exceptions, (a) permit the incurrence of indebtedness, including the assumption of indebtedness in connection with permitted acquisitions, if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, the Leverage Ratio on a pro forma basis is not greater than 5.00 to 1.0, (b) permit the incurrence of purchase money indebtedness and capital lease obligations in a principal amount outstanding at any time to be mutually agreed upon, (c) include a general basket for indebtedness in a principal amount outstanding at any time not to exceed the greater of $50.0 million and 5.0% of consolidated total assets, to be calculated in a customary manner to be agreed upon (“Consolidated Total Assets”), (d) permit specified refinancings, including of the Credit Facilities, (e) permit other indebtedness existing on the Closing Date (and refinancings thereof), (f) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures in an aggregate outstanding principal amount not to exceed the greater of $25.0 million and 2.5% of

Exh. B-14

Consolidated Total Assets, (g) permit non-speculative hedging arrangements and (h) permit indebtedness equivalent to, and incurred in lieu of, permitted Incremental Facilities, subject to customary limitations.

5.
Limitation on loans and other investments (collectively, “investments”), which, among other exceptions, shall (a) include a general basket of $75.0 million for all investments plus the Builder Basket (to the extent not otherwise applied), (b) include a basket of $15.0 million for investments in Evolent Health Holdings, Inc. or Evolent Health LLC, (c) permit unlimited acquisitions of entities that will become restricted subsidiaries and Guarantors, (d) include a basket of $30.0 million for investments in non-Guarantor restricted subsidiaries, (e) permit unlimited investments if the Leverage Ratio on a pro forma basis is not greater than 4.25 to 1.0, (f) include a basket of $15.0 million for investments in unrestricted subsidiaries and (g) include a basket of $25.0 million for investment in the entity or entities that will own the Borrower’s new headquarters building and related real and personal property to be made in connection with the Borrower’s entry into a lease of such headquarters building.

6.
Limitation on liens, which, among other exceptions, shall (a) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, subject to a cap to be agreed upon, (b) permit liens existing on the Closing Date, (c) include a general basket for liens securing obligations in an amount outstanding at any time not to exceed the greater of $25.0 million and 2.5% of Consolidated Total Assets, (d) permit purchase money indebtedness and capital leases, (e) permit refinancing liens of any liens that were permitted when incurred and (f) permit liens on acquired assets securing indebtedness of any acquired entity that may be assumed in connection with any permitted acquisition; provided that such assumed indebtedness and liens were not incurred in contemplation of the applicable acquisition.

7.
Limitation on sale and leaseback transactions with exceptions permitting, among other transactions, (a) sale and leaseback transactions in respect of any excluded property to be mutually agreed upon or any property of a non-Guarantor subsidiary, (b) sale and leaseback transactions in respect of any after-acquired property

Exh. B-15

consummated within 365 days after the acquisition thereof and (c) unlimited sale and leaseback transactions if, after giving effect to any such transaction with aggregate net proceeds exceeding $15.0 million, (i) the transaction is for fair market value (as determined in good faith by the Borrower), (ii) at least 75% of the proceeds thereof consist of cash or cash equivalents and (iii) net cash proceeds are reinvested or used to repay indebtedness to the extent required by the mandatory prepayment provisions.

8.
Limitation on transactions with affiliates, with exceptions permitting, among other matters, (a) transactions effected on an arm’s-length basis, which may be established through approved by a committee of independent directors and shall not require the receipt of a fairness opinion or other third-party valuation or opinion, and (b) transactions among the Borrower and its subsidiaries or among such subsidiaries not otherwise restricted under the Credit Facilities.

9.	Limitation on changes in the business of the Borrower and its restricted subsidiaries.

10.	Limitation on restrictions of subsidiaries to pay dividends or make distributions.

11.
Limitation on changes to fiscal year (other than to conform to the Borrower’s fiscal year) absent consent of the Administrative Agent, provided that this covenant shall not limit the previously-announced change in the Borrower’s fiscal year-end from March 31 to December 31, resulting in a short fiscal year commencing on April 1, 2014 and ending on December 31, 2014.

12.	Limitation on modifications to organizational documents.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period to be agreed upon; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of affirmative covenants, other than notices of default, to a 30-day grace period following written notice from the Administrative Agent); cross-acceleration and cross-default to other material indebtedness; bankruptcy events with respect to the Borrower or a material subsidiary (subject, in the case of certain involuntary events, to a customary grace period to be agreed upon); certain ERISA events subject to Material Adverse

Exh. B-16

Effect; default of obligations under material agreements subject to Material Adverse Effect; material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual or asserted (by a loan party in writing) invalidity of any material guarantee or material security document; and a change of control of the Borrower (as defined in the Existing Credit Agreement). Notwithstanding the foregoing, a breach of the Financial Covenant shall not constitute an event of default for purposes of the Term Facility unless Lenders holding more than 50% of the Revolving Commitments have accelerated the Revolving Facility and/or terminated the Revolving Commitments as a result of such breach.

Voting:
Amendments and waivers with respect to the Facilities Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments, except that: (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such Lender (it being understood that any change in the definitions of any ratio used in the calculation of such pricing (or the component definitions) shall not constitute a reduction in any rate of interest or fees, and that Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments may waive or amend the Financial Covenant (or the component definitions) or the conditions to borrowing under the Revolving Facility without the consent of any other Lender), and (iii) increases in the amount (other than with respect to any Incremental Facility) or extensions of the expiry date of such Lender’s commitment; and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) modifications of the pro rata payment and payment waterfall provisions, (iii) releases of all or substantially all the Collateral (other than in accordance with the Facilities Documentation) and (iv) releases of all or substantially all of the Guarantors (other than in accordance with the Facilities Documentation); provided that the Facilities Documentation shall include customary provisions for the right of individual Lenders to agree to extend the maturity date of their portion of the Term Loans upon the request of the Borrower and without the consent of any other Lender. The Credit Documentation shall contain provisions to permit the amendment and extension and/or replacement of the Credit Facilities (including any Incremental Facility), which may be provided by the existing Lenders or, subject to the reasonable consent of the Administrative Agent if required under the

Exh. B-17

“Assignments and Participations” section below, other persons who become Lenders in connection therewith.
Assignments and

Participations:
The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld or delayed, of: (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing; (b) the Administrative Agent; and (c) the Issuing Lender, unless a Term Loan is being assigned. Notwithstanding the foregoing, no consent of the Borrower shall be required in connection with assignments of Term Loans in the primary syndication except for a proposed assignment to a Disqualified Lender. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Facility) and $1,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed upon by the Borrower and the Administrative Agent. The Administrative Agent shall receive from the relevant assignor or assignee a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans (other than to any Disqualified Lender; provided that the list of Disqualified Lenders shall have been made available to all Lenders). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) and clause (b) under the “Voting” section above with respect to which the affirmative vote of the Lender from which such participant purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

The Facilities Documentation shall provide that Term Loans may be purchased by and assigned to the Borrower or any subsidiary (each an “Affiliated Lender”) of the Borrower on a non-pro rata basis through open market purchases or Dutch auctions open to all Lenders on a pro rata basis, in each case subject to customary limitations on such purchases and assignments to be agreed upon and in accordance with customary procedures, including, but not limited to, the

Exh. B-18

following: (a) the Borrower and its restricted subsidiaries shall cause any loans or commitments assigned to it or them to be cancelled, (b) Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments except from a defaulting Revolving Lender and (c) the Borrower and its subsidiaries may not purchase any loans so long as any event of default has occurred and is continuing.

Yield Protection:
The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I hereto) on a day other than the last day of an interest period with respect thereto.

Expenses and

Indemnification:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction and, in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction); and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of one primary counsel and of any special and local counsel to the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement of the Facilities Documentation.

Exh. B-19

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (1) the (x) bad faith, willful misconduct or gross negligence of the indemnified party, (y) material breach of the Facilities Documentation by the indemnified party pursuant to a claim initiated by the Borrower) or (2) any dispute solely among indemnified parties (not arising as a result of any act or omission by the Borrower or any of its subsidiaries) other than claims against the Administrative Agent, the Issuing Bank, a lead arranger, a bookrunner or any person undertaking a similar role under the Credit Facilities or the Facilities Documentation.

Defaulting Lenders:	The Facilities Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

Replacement of Lenders:	The Facilities Documentation will contain customary provisions to be mutually agreed upon in respect of replacement of Lenders.

Governing Law and Forum:	State of New York.
Counsel to the Administrative

Agent and the Arrangers:	Cahill Gordon & Reindel LLP.

Exh. B-20

Annex I to Exhibit B
INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.
As used herein:
“Applicable Margin” means (a) with respect to Revolving Loans, (i) 2.50%, in the case of ABR Loans and (ii) 3.50%, in the case of Eurodollar Loans, with a step-down to be agreed upon, and (b) with respect to Term Loans, (i) 3.00%, in the case of ABR Loans and (ii) 4.00%, in the case of Eurodollar Loans. The foregoing margins applicable to Revolving Loans shall be subject to change after financial statements have been delivered for two full fiscal quarters after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default is in existence.
“Eurodollar Rate” and “ABR” will have meanings customary and appropriate for financings of this type; provided that, with respect to the Term Facility, the Eurodollar Rate will be deemed to be not less than 1.00% per annum and ABR will be deemed to be not less than 100 basis points higher than one-month Eurodollar Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Revolving Facility Commitment Fee rate shall be subject to a step-down to 0.375% per annum at a First Lien Leverage Ratio level to be specified in the Facilities Documentation.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect

Exh. B-I-1

with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.
A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Credit Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed. “Prime Rate” means the rate of interest publicly announced by Bank as its prime rate in effect at its principal office in New York City.

Exh. B-I-2

EXHIBIT C
CREDIT FACILITIES
Summary of Additional Conditions
Except as otherwise set forth below, the initial borrowings under the Credit Facilities on the Closing Date shall be subject to the following additional conditions (which shall be satisfied or waived prior to or substantially concurrently with the other Transactions):
(a)    The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowings under the Credit Facilities, in all material respects in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto or thereunder, other than any modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such, unless consented to in writing by the Initial Commitment Lenders (such consent not to be unreasonably withheld, delayed or conditioned); provided that, (i) a reduction in the Acquisition consideration in excess of 10% of the Acquisition consideration (which, for the avoidance of doubt, shall not include any reduction pursuant to any purchase price or similar adjustment provisions set forth in the Purchase Agreement) pursuant to the Purchase Agreement will be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties and will require the written consent of the Initial Commitment Lenders, (ii) a reduction in the Acquisition consideration (which, for the avoidance of doubt, shall not include any reduction pursuant to any purchase price or similar adjustment provisions set forth in the Purchase Agreement) by not in excess of 10% of the Acquisition consideration pursuant to the Purchase Agreement will not be deemed to be materially adverse to the interests of the Lenders or the Commitment Parties and will not require the written consent of the Initial Commitment Lenders (it being understood that any reduction in the Acquisition consideration by not in excess of 10% shall be applied dollar for dollar to reduce the aggregate principal amount of the Term Facility), and (iii) any increase in the Acquisition consideration will not be deemed to be materially adverse to the interests of the Lenders or the Commitment Parties and will not require the written consent of the Initial Commitment Lenders so long as such increase (A) is not in excess of 10% of the Acquisition consideration pursuant to the Purchase Agreement, or (B) is funded solely by (x) the cash proceeds from an issuance of common stock of the Borrower or (y) consideration in the form of the issuance of common stock of the Borrower, or a combination thereof.
(b)    The Specified Purchase Agreement Representations shall be true and correct in all material respects to the extent required by the Limited Conditionality Provisions and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Purchase Agreement Representation or any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be a “Material Adverse Effect” as defined in Exhibit B above for purposes of any such representation and warranty made or deemed made on, or as of, the Closing Date (or a date prior thereto).

Exh. C-1

(c)    After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no third-party indebtedness for borrowed money, other than the Senior Facilities, Excluded Financings and any other indebtedness that the Arrangers reasonably agree may remain outstanding after the Closing Date. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and of the discharge (or the making of arrangements for discharge) of all indebtedness and liens other than indebtedness and liens permitted to remain outstanding under the Facilities Documentation.
(d)    All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid.
(e)    Except as set forth in the Disclosure Schedules (as defined in the Purchase Agreement), since June 30, 2014, there shall not have occurred a Company Material Adverse Effect with respect to the Target and its subsidiaries. For purposes of this condition, “Company Material Adverse Effect” shall be defined as defined in the Section 9.01 of the Purchase Agreement as in effect on the date hereof.
(f)    The Arrangers shall have received (i) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income, comprehensive income and cash flows of the Borrower and its consolidated subsidiaries for, the three most recently completed fiscal years of the Borrower and (ii) an unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income, comprehensive income and cash flows of the Borrower and its consolidated subsidiaries for, each fiscal quarter of the Borrower and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date, together with financial statements for each corresponding fiscal quarter of the previous year, in each case, prepared in accordance with GAAP (it being agreed that the Arrangers have received the audited financial statements required by clause (i) and the unaudited financial statements required by clause (ii) for the fiscal quarters ended June 30, 2014 and September 30, 2014).
(g)    The Arrangers shall have received (i) audited consolidated balance sheets of Royall Acquisition Co. and its consolidated Subsidiaries as of June 30, 2014, 2013 and 2012, (ii) audited statements of income, comprehensive income and cash flows of (A) Royall Acquisition Co. and its consolidated Subsidiaries for each of the two years in the period ended June 30, 2014, (B) Royall Acquisition Co. and its consolidated Subsidiaries for the period from December 23, 2011 to June 30, 2012 and (C) the predecessor company of Royall Acquisition Co. and its consolidated Subsidiaries for the period from July 1, 2011 to December 22, 2011, all reported on by PricewaterhouseCoopers LLP (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations , in each case, of the applicable company and its Subsidiaries (taken as a whole) as of the dates and for the periods referred to therein, (iii) in in form satisfying the requirements of PCAOB AU Section 722, Interim Financial

Exh. C-2

Information (SAS 100), (A) unaudited consolidated balance sheets of Royall Acquisition Co. and its consolidated Subsidiaries as of each of September 30, 2014, and September 30, 2013, (B) unaudited consolidated statements of income and comprehensive income of Royall Acquisition Co. and its consolidated Subsidiaries for each of the three-month periods ended September 30, 2014, June 30, 2014 and September 30, 2013 and (C) unaudited consolidated statements of cash flows of Royall Acquisition Co. and its consolidated Subsidiaries for each of the three-month periods then ended September 30, 2014 and September 30, 2013.
(h)    The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, if such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith by the Borrower after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), but need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).
(i)    Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to perfect the Administrative Agent’s first priority security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.
(j)    The Facilities Documentation shall have been executed and delivered by the signatories party thereto and the Administrative Agent shall have received (i) customary closing certificates, borrowing notices, legal opinions, corporate documents and resolutions or other evidence of authority for the Loan Parties and (ii) a solvency certificate from the chief financial officer of the Borrower, in the form attached as Annex A hereto.
(k)    The Administrative Agent and the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
(l)    The closing and initial funding of the Credit Facilities shall have occurred on or before the Expiration Date.

Exh. C-3

ANNEX A
Form of Solvency Certificate

[                   ], 201[  ]
This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ] of the Credit Agreement, dated as of [    ] (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), by and among The Advisory Board Company (the “Borrower”), the lending institutions from time to time parties thereto and [                         ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [                         ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d)    “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

Annex A-1

(e)    “Do not have Unreasonably Small Capital”
The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.
2.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
3.    In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

Annex A-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

The Advisory Board Company

By:
Name:
Title: Chief Financial Officer

A-3